As Filed with the Securities and Exchange Commission on August 26, 2010
Registration No. 333-133885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

EMULEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California (Address of Principal Executive Offices)	92626 (Zip Code)
AAROHI COMMUNICATIONS, INC. 2001 STOCK OPTION PLAN
(Full Title of the Plan)
JAMES M. MCCLUNEY
Chief Executive Officer
EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(Name and Address of Agent for Service)
(714) 662-5600
(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL G. WICK Senior Vice President and General Counsel EMULEX CORPORATION 3333 Susan Street Costa Mesa, California 92626 (714) 662-5600 Fax: (714) 641-0172	ROBERT M. STEINBERG, Esq. JEFFER MANGELS BUTLER & MITCHELL LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer: ☑	Accelerated filer: ☐	Non-accelerated filer: ☐ (Do not check if a smaller reporting company)	Smaller reporting company: ☐

EXPLANATORY STATEMENT
SIGNATURES

EXPLANATORY STATEMENT
     Emulex Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 3 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2006, File No. 333-133885, as amended by the Post-Effective Amendment No. 1 thereto filed on December 6, 2007 and the Post-Effective Amendment No. 2 thereto filed on August 27, 2009 (as amended, the “2006 Form S-8”). The 2006 Form S-8 related to shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Aarohi Communications, Inc. 2001 Stock Option Plan (the “Aarohi Plan”), which plan was assumed by the Registrant in connection with the acquisition of Aarohi Communications, Inc., a California corporation, on May 1, 2006. A total of 336,434 shares of Common Stock relating to the Aarhoi Plan were registered for issuance under the Aarohi Plan pursuant to the 2006 Form S-8.
     On December 1, 2005, the shareholders of the Registrant approved the Emulex Corporation 2005 Equity Incentive Plan (the “2005 Plan”) and on November 19, 2008, the shareholders of the Registrant approved an amended and restated version of the 2005 Plan. No future awards will be made under the Aarohi Plan. According to the terms of the 2005 Plan, as amended, any shares subject to outstanding awards under the Registrant’s former stock option plans, including the Aarohi Plan, that expire, are cancelled, forfeited or terminate without having been exercised in full are available for issuance under the 2005 Plan. As of August 16, 2010, the total number of shares of Common Stock subject to awards that have expired, been cancelled, forfeited or terminated under the Aarohi Plan and not yet registered under the 2005 Plan, is 415 (the “Carryover Shares”). Those 415 shares are hereby deregistered. The 2006 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.
     Contemporaneously with the filing of this Post-Effective Amendment No. 3 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock now available for offer or sale pursuant to the 2005 Plan, including but not limited to the Carryover Shares.
     In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 3 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the Aarohi Plan to the 2005 Plan, and (ii) to carry over the registration fees paid for the 415 Carryover Shares that were previously registered from the 2006 Form S-8 to the Registration Statement on Form S-8 for the 2005 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 3 to Form S-8 Registration Statement.
     There may be shares of Common Stock registered in connection with the Aarohi Plan that are represented by awards under the Aarohi Plan that, after August 16, 2010, are forfeited, expire, are cancelled or terminate without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the 2006 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 26th day of August, 2010.

EMULEX CORPORATION
By:	/s/ James M. McCluney
James M. McCluney, Chief Executive Officer

SIGNATURE	TITLE	DATE

/s/ James M. McCluney JAMES M. MCCLUNEY	Chief Executive Officer, and Director (Principal Executive Officer)	August 26, 2010

/s/ Paul F. Folino PAUL F. FOLINO	Executive Chairman of the Board and Director	August 26, 2010

/s/ Fred B. Cox FRED B. COX	Chairman Emeritus of the Board and Director	August 26, 2010

/s/ Michael J. Rockenbach MICHAEL J. ROCKENBACH	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	August 26, 2010

/s/ Michael P. Downey MICHAEL P. DOWNEY	Director	August 26, 2010

/s/ Bruce C. Edwards BRUCE C. EDWARDS	Director	August 26, 2010

/s/ Robert H. Goon ROBERT H. GOON	Director	August 26, 2010

/s/ Don M. Lyle DON M. LYLE	Director	August 26, 2010

/s/ Dean A. Yoost DEAN A. YOOST	Director	August 26, 2010